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                                                                    Exhibit 99.1

                              PRESS RELEASE
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GREY WOLF                     Contact:
                              David W. Wehlmann
                              Executive Vice President & Chief Financial Officer
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                                 AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS - MAY 7, 2003, GREY WOLF, INC. ANNOUNCES CLOSING OF $150.0 MILLION OF 3.75% CONTINGENT CONVERTIBLE SENIOR NOTES.

Houston, Texas, May 7, 2003--Grey Wolf, Inc. ("Grey Wolf" or the "Company") (AMEX-GW), announced today that it closed on its previously announced private offering of $150.0 million aggregate principal amount of contingent convertible senior notes due 2023. The net proceeds from the sale were approximately $145.9 million after deducting the initial purchaser's discount and estimated offering expenses. The net proceeds and available cash will be used to redeem $165.0 million aggregate principal amount of the Company's outstanding 8 7/8% Senior Notes Due 2007. The Senior Notes will be redeemed at 102.958%, plus accrued interest, on July 1, 2003.

We have granted the initial purchaser an option to purchase up to $37.5 million aggregate principal amount of additional contingent convertible notes under the same terms. The option expires May 31, 2003. If the initial purchaser exercises its option to acquire the additional $37.5 million principal amount of the notes, the net proceeds from the exercise of the option will be used for general corporate purposes.

The contingent convertible senior notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Grey Wolf , Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, West Texas and Rocky Mountain regions with a total drilling rig fleet of 115.




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GREY WOLF, INC.
10370 Richmond Avenue   o   Suite 600   o   Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com